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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  8 )*
                                              ---

                           THE ACKERLEY GROUP, INC.
                      ------------------------------------
                                (Name of Issuer)

                      Common Stock & Class B Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                   004527107
                                  -----------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 5 pages

-----------------------                                  ---------------------
  CUSIP NO.  004527107              13G                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Barry A. Ackerley
                ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                N/A                                             (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   9,886,779 COMMON STOCK
                                10,954,435 CLASS B COMMON STOCK
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                0 COMMON STOCK
     OWNED BY                   0 CLASS B COMMON STOCK
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    9,886,779 COMMON STOCK
                                10,954,435 CLASS B COMMON STOCK
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                0 COMMON STOCK
                                0 CLASS B COMMON STOCK
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                 9,886,779 COMMON STOCK
                10,954,435 CLASS B COMMON STOCK
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                Mr. Ackerley disclaims beneficial ownership of 7,264 common shares and 264 Class B common shares held by spouse, for purposes of Section 13(g) of the Act.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                48.0% COMMON STOCK
                99.1% CLASS B COMMON STOCK
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                IN
------------------------------------------------------------------------------

Item 1(a):      NAME OF ISSUER
---------
                        The Ackerley Group, Inc.


Item 1(b):      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
---------
                        1301 Fifth Avenue, Suite 4000
                        Seattle, Washington 98101

Item 2(a):      NAME OF PERSON FILING
---------
                        (See Item 1 of cover page)

Item 2(b):      ADDRESS OF PRINCIPAL BUSINESS OFFICE
---------
                        1301 Fifth Avenue, Suite 4000
                        Seattle, Washington 98101

Item 2(c):      CITIZENSHIP
---------
                        (See Item 4 of cover page)

Item 2(d):      TITLE OF CLASS OF SECURITIES
---------
                        Common Stock and Class B Common Stock

Item 2(e):      CUSIP NUMBER
---------
                        004527107

Item 3:         Not applicable.
------

Item 4:         OWNERSHIP
------
               (a) Amount Beneficially Owned:

                    9,886,779 Common Stock
                   10,954,435 Class B Common Stock

                   Mr. Ackerley disclaims beneficial ownership of 7,264 shares of Common Stock and 264 shares of Class B Common Stock owned by his spouse, for purposes of Section 13(g) of the Act.

                                                             Page 4 of 5 pages


               (b)  Percent of Class:

                    48.0% of Common Stock
                    99.1% of Class B Common Stock

               (c)  Number of Shares as to Which Such Person Has:

                    (i)   Sole power to vote or direct the vote:

                           9,886,779 Common Stock
                          10,954,435 Class B Common Stock

                    (ii)  Shared power to vote or direct the vote:

                          0 Common Stock
                          0 Class B Common Stock

                    (iii) Sole power to dispose or to direct the disposition
                          of:

                           9,886,779 Common Stock
                          10,954,435 Class B Common Stock

                    (iv) Shared power to dispose or to direct the disposition of:

                          0 Common Stock
                          0 Class B Common Stock

Item 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------
                       Not Applicable

Item 6:        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------
                       Not Applicable

Item 7:        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY.

                       Not Applicable

Item 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------
                       Not Applicable

Item 9:        NOTICE OF DISSOLUTION OF GROUP
------
                       Not Applicable

Item 10:       CERTIFICATION
-------
                       Not Applicable

                                   SIGNATURE
                                   ---------


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


February 12, 1999
-----------------
Date


/s/ Barry A. Ackerley
---------------------
Signature


Barry A. Ackerley
-----------------
Chairman and CEO of
THE ACKERLEY GROUP, INC.